Exhibit 99.1

Great Elm Group Reports FISCAL 2021 FOURTH quarter AND

YEAR END financial resulTs

Company to Host Conference Call at 8:30 AM ET on Tuesday, September 21, 2021

WALTHAM, Mass., September 20, 2021 -- Great Elm Group, Inc. (“we,” “us,” “our,” “GEG,” or “Great Elm”) (NASDAQ: GEG), a diversified holding company, today announced financial results for its fiscal 2021 fourth quarter and year ended June 30, 2021.

Fiscal 2021 Fourth Quarter and Annual Financial Highlights

(all comparisons versus the prior-year period unless otherwise noted)

Consolidated:

•	Consolidated revenue for the fiscal quarter and year ended June 30, 2021 was $16.3 million and $60.9 million, compared to $14.7 million and $59.0 million
•	Consolidated net loss for the fiscal quarter and year ended June 30, 2021 was $1.4 million and $9.3 million, compared to net income of $4.1 million and net loss of $13.3 million
•	Consolidated Adjusted EBITDA for the fiscal quarter and year ended June 30, 2021 was $3.5 million and $8.6 million, compared to $5.9 million and $11.2 million

Operating Companies:

•	Durable Medical Equipment (DME) reported total revenue for the fiscal quarter and year ended June 30, 2021 of $15.4 million and $57.6 million, compared to $13.9 million and $55.7 million
•	DME reported net income for the fiscal quarter and year ended June 30, 2021 of $5.9 million and net loss of $2.5 million, compared to net income of $2.8 million and net loss of $0.1 million
•	DME reported Adjusted EBITDA for the fiscal quarter and year ended June 30, 2021 of $4.3 million and $12.4 million, compared to $7.0 million and $16.0 million

Investment Management (IM):

•	IM reported revenue for the fiscal quarter and year ended June 30, 2021 of $0.9 million and $3.2 million, compared to $0.7 million and $3.3 million

•	IM reported net income for the fiscal quarter and year ended June 30, 2021 of $1.3 million and $2.7 million, compared to net income of $3.4 million and net loss of $6.2 million
•	IM reported Adjusted EBITDA for the fiscal quarter and year ended June 30, 2021 of $0.1 million and $0.4 million, compared to $0.2 million and $1.2 million

Fiscal 2021 Annual Operating Highlights

Consolidated:

•

Completed a holding company reorganization and financing transaction with J.P. Morgan Broker-Dealer Holdings Inc. (JPM) that resulted in a $5 million distribution to GEG, lowered DME’s cost of capital and provided additional capital for acquisition opportunities

•

Sold the real estate business consisting of our entire ownership interest in two Class A office buildings located in Fort Myers, Florida to an affiliate of Monomoy Properties, LLC, for a cash payment of $4.6 million which was reinvested in shares of Monomoy. This disposition helped to simplify GEG’s financial statements by removing approximately $54 million of non-recourse debt and generates cash flow for GEG through ongoing dividend payments from Monomoy

•

Repurchased substantially all of the minority equity interest in GECC GP Corp. (GP Corp) as well as a $3.1 million note issued by GP Corp, removing another $3.1 million of non-recourse debt from GEG’s consolidated balance sheet and further simplifying its corporate structure

•	As of June 30, 2021, we had approximately $952 million of net operating loss (NOL) carryforwards for federal income tax purposes

Operating Companies:

•

Completed the acquisitions by DME of Advanced Medical DME, LLC and PM Sleep Lab, LLC (AMPM), providers of sleep testing, PAP, and other respiratory products and services in 9 locations throughout Kansas and Missouri

•

Following fiscal year end, completed the acquisition by DME of the power mobility assets of MedOne Healthcare LLC (MedOne), which enhances DME’s power mobility solutions and expands its geographic reach

•	Reported revenue growth at DME driven by strong resupply sales despite challenging pandemic related conditions

Investment Management:

•

Completed a $30 million rights offering at Great Elm Capital Corp. (GECC), a publicly traded business development company managed by our wholly owned subsidiary, Great Elm Capital Management, Inc., in October 2020, increasing GECC’s investable assets

•

Completed a $57 million senior note offering at GECC in June and July 2021, the proceeds of which were used to redeem GECC’s senior notes due 2022 at a lower cost of capital and to provide $24 million of incremental liquidity

•	Closed a three-year, $25 million revolving credit facility at GECC to support its investment activities
•	Continued portfolio rotation at GECC with a focus on proprietary specialty finance investments
•

Launched a new private fund (GESOF) to invest in SPACs and capitalize on the asymmetric risk profile inherent in the SPAC structure, with a focus of acquiring pre-announcement SPACs securities at or below cash trust value

•	Enhanced the depth and experience of our investment team through the execution of a shared services agreement with Imperial Capital Asset Management

Management Commentary

Peter A. Reed, Chief Executive Officer, stated, “We continue to build on the positive momentum in all aspects of our business. During the fiscal year, we entered into a transformative transaction with JPM which resulted in a distribution to GEG, lowered DME’s cost of capital and provided additional liquidity for future acquisitions. To that end, DME completed the acquisitions of AMPM and MedOne, which expanded DME’s total revenue, geographic reach and cross selling opportunities. In addition, we grew revenue at IM by raising significant capital at GECC and continuing to rotate its portfolio into higher quality credits with a focus on specialty finance. In June, we exited our real estate business at an attractive valuation, generating additional cash flow through ongoing dividend payments from the Monomoy shares while, together with the GP Corp transaction, eliminating $57 million of debt from our consolidated balance sheet and simplifying our corporate structure. We believe all of these developments leave Great Elm well positioned to maximize the value of DME, further grow IM fee revenue and create long term value for our shareholders.”

Alignment of Interest

A distinct attribute of Great Elm is the particularly strong alignment of interest among shareholders and the employees, directors, and other insiders of Great Elm. As of June 30, 2021, Great Elm’s employees and directors (including funds under their management) collectively own or manage approximately 28% of GEG’s total outstanding shares.

Financial Review

Discussion of Financial Results for the Fiscal Quarter and Year ended June 30, 2021

Great Elm is a holding company with two operating segments: Operating Companies and Investment Management, with General Corporate representing unallocated costs and activity to arrive at consolidated operations.

Operating Companies

During the three months ended June 30, 2021, DME recognized $15.4 million in total revenue, compared to $13.9 million during the same period in the prior year. The increase in revenues was due to organic growth in resupply sales and the impact of the AMPM acquisition. The demand for sleep studies continues to be soft due to the ongoing impact from the COVID-19 pandemic, and referrals for new equipment set-ups declined as they are generally driven by in-house or external sleep studies. Late in the fiscal fourth quarter we encountered a slowdown in usage at our sleep labs due to products on recall as well as supply chain delays, which have been largely offset due to our ability to scale the DME business in the year. We are continuing to work closely with our manufacturing partners and remain opportunistic as the industry continues to consolidate.  For the year ended June 30, 2021, DME recognized a 3.6% increase in total revenue to $57.6 million, compared to $55.7 million for the same period in the prior year. The increase in total revenue was due primarily to the AMPM acquisition and organic growth in resupply sales.

During the three months ended June 30, 2021, DME reported net income of $5.9 million, compared to net income of $2.8 million for the same period in the prior year. Net income increased largely due to a $5.4 million benefit related to a fair value adjustment recorded in connection with the preferred stock issued to Forest Investments, Inc. (Forest), GEG’s majority owned subsidiary, with an offsetting impact to General Corporate and eliminated in consolidation. For the year ended June 30, 2021, DME reported a net loss of $2.5 million, compared to a net loss of $0.1 million for the same period in the prior year.

During the three months ended June 30, 2021, DME Adjusted EBITDA, a non-GAAP measure, was $4.3 million, compared to $7.0 million in the prior-year period. For the year ended June 30, 2021, DME Adjusted EBITDA was $12.4 million, compared to $16.0 million for the same period in the prior year.

Subsequent to quarter end, DME acquired the power mobility assets of MedOne.  This acquisition strengthens DME’s geographic reach into Arizona, where MedOne is a market leader in power mobility solutions.

Investment Management

During the three months ended June 30, 2021, IM recognized total revenue of $0.9 million, compared to $0.7 million during the same period in the prior year. Revenue for the quarter was slightly higher due to increases in the average assets on which such fees are calculated. For the year ended June 30, 2021, IM recognized total revenue of $3.2 million, compared to $3.3 million during the same period in the prior year. Revenue for the year was slightly lower due to decreases in the average assets on which such fees are calculated over the course of the year.

During the three months ended June 30, 2021, IM recognized net income of $1.3 million, compared to $3.4 million during the same period in the prior year. For the year ended June 30, 2021, IM recognized net income of $2.7 million, compared to a net loss of $6.2 million for the same period in the prior year. IM recognized net realized and unrealized gains on its investments of $0.7 million and unrealized losses of $8.7 million, respectively, for the fiscal years ended June 30, 2021 and 2020.

During the three months ended June 30, 2021, IM Adjusted EBITDA was $0.1 million, compared to $0.2 million during the same period in the prior year. Adjusted EBITDA for the quarter was impacted primarily by increased employee-related costs and professional fees related to investment management growth initiatives. For the year ended June 30, 2021, IM Adjusted EBITDA was $0.4 million, compared to $1.2 million during the same period in the prior year.

On October 1, 2020, GECC successfully completed a non-transferable rights offering which entitled holders of rights to purchase one new share of common stock for each right held at a subscription price of $2.95 per share. In total, GECC sold 10,761,950 shares of its common stock for aggregate gross proceeds of approximately $31.7 million.

In March 2021, we launched GESOF, a private investment fund to invest in SPACs.  GEG invested $10 million in GESOF to help seed this vehicle, which we hope will contribute to increased assets under management for the investment management business and help drive additional fee revenue.

In May 2021, GECC closed a three-year, $25 million revolving credit facility that bears interest at LIBOR plus 3.50%.

In June and July 2021, GECC issued $57.0 million of senior notes due 2026 that bear interest at a rate of 5.875% per year. GECC subsequently used the proceeds of this offering to redeem its 6.50% Notes due 2022, resulting in a $24 million of incremental liquidity.

General Corporate

During the three months ended June 30, 2021, General Corporate recognized $0.3 million in revenue compared to $45 thousand in revenue during the same period in the prior year. For the year ended June 30, 2021, General Corporate recognized $0.6 million in revenue compared to $0.2 million for the same period in the prior year. Revenue increased slightly as a result of increased management fees earned from DME, along with new management fees earned from Forest arising from our transaction with JPM.

During the three months ended June 30, 2021, Great Elm recognized a net loss of $1.4 million, compared to $4.1 million in net income during the same period in the prior year. The difference in net income was driven primarily by higher interest expense in addition to lower net unrealized gains on GEG’s investment in GECC during the fiscal fourth quarter, compared to the same period in the prior year.  For the year ended June 30, 2021, Great Elm recognized a net loss of $9.3 million, compared to a net loss of $13.4 million during the same period in the prior year.

During the three months ended June 30, 2021, Great Elm recognized $3.5 million in Adjusted EBITDA, compared to Adjusted EBITDA of $5.9 million during the same period in the prior year. For the year ended June 30, 2021, Great Elm recognized $8.6 million in Adjusted EBITDA, compared to Adjusted EBITDA of $11.2 million during the same period in the prior year. Great Elm made significant progress on reducing its corporate overhead, driven by lower audit fees due to a change in auditors in the prior fiscal year and other decreases in professional service expense.

Fiscal 2021 Fourth Quarter and Year End Conference Call & Webcast Information

When:Tuesday, September 21, 2021, 8:30 a.m. Eastern Time (ET)

Call:

All interested parties are invited to participate in the conference call by dialing +1 (844) 559-0750; international callers should dial +1 (647) 689-5386. Participants should enter the Conference ID 6449060 when asked.

Webcast:

The conference call will be webcast simultaneously and can be accessed at the following link: Great Elm Group Fourth Quarter 2021 Webcast. For a copy of the slide presentation accompanying the conference call, please visit: https://www.greatelmgroup.com/events-and-presentations.

About Great Elm Group, Inc.

Great Elm Group, Inc. (NASDAQ: GEG) is a publicly-traded holding company that is building a business across two operating verticals: operating companies and investment management. Great Elm Group, Inc.’s website can be found at www.greatelmgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements in this press release that are “forward-looking” statements, including statements regarding revenue, Adjusted EBITDA, expected growth, profitability, acquisition opportunities and outlook involve risks and uncertainties that may individually or collectively impact the matters described herein. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made and represent Great Elm’s assumptions and expectations in light of currently available information.  These statements involve risks, variables and uncertainties, and Great Elm’s actual performance results may differ from those projected, and any such differences may be material. For information on certain factors that could cause actual events or results to differ materially from Great Elm’s expectations, please see Great Elm’s filings with the SEC, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Additional information relating to Great Elm’s financial position and results of operations is also contained in Great Elm’s annual and quarterly reports filed with the SEC and available for download at its website www.greatelmgroup.com or at the SEC website www.sec.gov.

Non-GAAP Financial Measures

The SEC has adopted rules to regulate the use in filings with the SEC, and in public disclosures, of financial measures that are not in accordance with US GAAP, such as adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). Adjusted EBITDA is derived from methodologies other than in accordance with US GAAP. Great Elm believes that Adjusted EBITDA is an important measure for investors to use in evaluating Great Elm’s businesses. In addition, Great Elm’s management reviews Adjusted EBITDA as they evaluate acquisition opportunities.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it either in isolation from, or as a substitute for, analyzing Great Elm’s results as reported under US GAAP. Non-GAAP financial measures reported by Great Elm may not be comparable to similarly titled amounts reported by other companies.

Set forth below is a reconciliation of Adjusted EBITDA to the most directly comparable US GAAP financial measure, net income.

Media & Investor Contact:

Investor Relations

investorrelations@greatelmcap.com

Adam Prior

The Equity Group Inc.

+1 (212) 836-9606

aprior@equityny.com

Great Elm Group, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

Dollar amounts in thousands (except per share data)

ASSETS	2021	2020
Current assets:
Cash and cash equivalents	$24,382	$40,500
Accounts receivable	6,518	7,991
Related party receivables	1,665	1,059
Investments, at fair value (cost $45,326 and $30,279, respectively)	24,044	8,705
Inventories	1,066	1,470
Prepaid and other current assets	3,791	689
Assets of consolidated funds:
Investments, at fair value (cost $26,814)	26,490	-
Prepaid expenses	578	-
Current assets of discontinued operations	-	914
Total current assets	88,534	61,328
Property and equipment, net	981	1,410
Equipment held for rental, net	7,391	7,483
Identifiable intangible assets, net	8,928	10,258
Goodwill	50,536	50,010
Right of use assets	5,241	5,392
Other assets	258	248
Noncurrent assets of discontinued operations	-	59,316
Total assets	$161,869	$195,445
LIABILITIES, NON-CONTROLLING INTEREST AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,521	$5,007
Accrued expenses and other liabilities	6,955	3,062
Deferred revenue	4,438	5,652
Current portion of lease liabilities	1,920	1,617
Current portion of long term debt	-	3,895
Current portion of related party notes payable	-	5,207
Current portion of equipment financing debt	1,974	2,034
Liabilities of consolidated funds - accrued expenses and other	12,197	-
Current liabilities of discontinued operations	-	2,829
Total current liabilities	33,005	29,303
Lease liabilities, net of current portion	3,596	4,060
Related party notes payable, net of current portion	-	22,696
Convertible Notes (face value $34,346 and $30,521, respectively, including $16,231 and $13,277, respectively, held by related parties)	22,054	17,444
Equipment financing debt, net of current portion	67	196
Redeemable preferred stock of subsidiaries (held by related parties, face value $37,018)	35,529	-
Other liabilities	1,070	395
Noncurrent liabilities of discontinued operations	-	52,781
Total liabilities	95,321	126,875
Commitments and Contingencies
Contingently redeemable non-controlling interest	2,639	3,890

Stockholders' equity
Preferred stock, $0.001 par value; 5,000,000 authorized and zero outstanding	-	-
Common stock, $0.001 par value; 350,000,000 shares authorized and 26,613,913 shares issued and 25,948,100 outstanding at June 30, 2021; and 26,217,380 shares issued and 25,529,534 outstanding at June 30, 2020	26	26
Additional paid-in-capital	3,319,767	3,318,117
Accumulated deficit	(3,265,433)	(3,257,349)
Total Great Elm Group, Inc. stockholders' equity	54,360	60,794
Non-controlling interests	9,549	3,886
Total stockholders' equity	63,909	64,680
Total liabilities, non-controlling interest and stockholders' equity	$161,869	$195,445

Great Elm Group, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

Dollar amounts in thousands (except per share data)

Great Elm Group, Inc.

Reconciliation from EBITDA to Adjusted EBITDA - Quarterly

Dollar amounts in thousands (except per share data)

	For the three months ended June 30, 2021
	Durable Medical Equipment	Investment Management (1)	Corporate	Consolidated
EBITDA:
Income (loss) from continuing operations – GAAP	$ 5,906	$ 1,311	$ (8,607)	$ (1,390)
Interest expense	1,274	25	1,340	2,639
Interest income from preferred stock	-	-	(1,186)	(1,186)
Depreciation & amortization	2,079	109	-	2,188
Tax expense	-	-	1,807	1,807
EBITDA	9,259	1,445	(6,646)	4,058
Adjusted EBITDA
Stock based compensation	-	185	240	425
Change in contingent consideration [2]	(126)	-	-	(126)
GECC dividend income	-	(554)	-	(554)
GECC unrealized (gains) / losses	-	(981)	-	(981)
Other (income) expense	(5,457)	-	5,442	(15)
Transaction and integration costs [2]	340	-	254	594
Extinguishment of debt	-	-	-	-
Severance	121	-	-	121
Pharmacy closure	-	-	-	-
DME management and monitoring fees	168	-	(168)	-
Adjusted EBITDA	$ 4,305	$ 95	$ (878)	$ 3,522

	For the three months ended June 30, 2020
	Durable Medical Equipment	Investment Management (1)	Corporate	Consolidated
EBITDA:
Income (loss) from continuing operations – GAAP	$ 2,787	$ 3,404	$ (2,127)	$ 4,064
Interest expense	816	35	609	1,460
Interest income from preferred stock	-	-	-	-
Depreciation & amortization	2,800	127	-	2,927
Tax expense	-	-	49	49
EBITDA	6,403	3,566	(1,469)	8,500
Adjusted EBITDA
Stock based compensation	-	67	246	313
GECC dividend income	-	(500)	-	(500)
GECC unrealized (gains) / losses	-	(2,919)	-	(2,919)
Other (income) expense	(2)	-	-	(2)
Transaction and integration costs [2]	417	-	36	453
Severance	53	-	-	53
Location start up expense	9	-	-	9
DME management and monitoring fees	70	-	(45)	25
Adjusted EBITDA	$ 6,950	214	(1,232)	5,932

(1) Previously reported non-operating activity including dividend income and unrealized gains/losses related to managed investments has been reclassified from General Corporate to Investment Management to conform with current segment organization

(2) Transaction and integration related costs include costs to acquire and integrate acquired businesses.  This also represents change in contingent consideration liability since the initial valuation at the acquisition date.

Great Elm Group, Inc.

Reconciliation from EBITDA to Adjusted EBITDA - Annual

Dollar amounts in thousands (except per share data)

	For the year ended June 30, 2021
	Durable Medical Equipment	Investment Management (1)	Corporate	Consolidated
EBITDA:
Income (loss) from continuing operations – GAAP	$ (2,489)	$ 2,723	$ (9,562)	$ (9,328)
Interest expense	3,950	101	3,923	7,974
Interest income from preferred stock	-	-	(2,354)	(2,354)
Depreciation & amortization	8,195	473	1	8,669
Tax expense	-	-	1,813	1,813
EBITDA	9,656	3,297	(6,179)	6,774
Adjusted EBITDA
Stock based compensation	-	757	998	1,755
Change in contingent consideration [2]	(126)	-	-	(126)
GECC dividend income	-	(2,954)	-	(2,954)
GECC unrealized (gains) / losses	-	(721)	-	(721)
Other (income) expense	(692)	-	647	(45)
Transaction and integration costs [2]	1,046	-	670	1,716
Extinguishment of debt	1,866	-	-	1,866
Severance	195	-	-	195
Pharmacy closure	54	-	-	54
DME management and monitoring fees	392	-	(350)	42
Adjusted EBITDA	$ 12,391	$ 379	$ (4,214)	$ 8,556

	For the year ended June 30, 2020
	Durable Medical Equipment	Investment Management (1)	Corporate	Consolidated
EBITDA:
Income (loss) from continuing operations – GAAP	$ (106)	$ (6,182)	$ (7,058)	$ (13,346)
Interest expense	3,655	157	764	4,576
Depreciation & amortization	10,145	636	1	10,782
Tax expense	-	-	44	44
EBITDA	13,694	(5,389)	(6,249)	2,056
Adjusted EBITDA
Stock based compensation	-	(33)	580	547
Change in contingent consideration [2]	-	-	(1,135)	(1,135)
GECC dividend income	-	(2,067)	-	(2,067)
GECC unrealized (gains) / losses	-	8,684	-	8,684
Other (income) expense	(5)	-	-	(5)
Transaction and integration costs [2]	1,693	-	962	2,655
Severance	53	-	-	53
Pharmacy closure	329	-	-	329
DME management and monitoring fees	259	-	(159)	100
Adjusted EBITDA	$ 16,023	1,195	(6,002)	11,217

(1) Previously reported non-operating activity including dividend income and unrealized gains/losses related to managed investments has been reclassified from General Corporate to Investment Management to conform with current segment organization

(2) Transaction and integration related costs include costs to acquire and integrate acquired businesses.  This also represents change in contingent consideration liability since the initial valuation at the acquisition date.